Exhibit 99.1

July 20, 2006                                            Steven F. Nicola
CFO, Secretary & Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
THIRD QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JULY 20, 2006 - Matthews International Corporation (NASDAQ NNM: MATW) today announced earnings for the third fiscal quarter ended June 30, 2006. Net income for the quarter was $17,706,000 versus $15,613,000 for the same quarter last year. Earnings per share for the third quarter of fiscal 2006 were $0.55 compared to $0.49 a year ago, an increase of 12.2 percent. Sales in the quarter increased 14.4 percent to $181,804,000 versus $158,983,000 in the third quarter of fiscal 2005.

Net income for the nine months ended June 30, 2006 was $47,465,000 versus $42,669,000 for the nine months ended June 30, 2005. Earnings per share for the first nine months of fiscal 2006 increased 11.4 percent to $1.47 compared to $1.32 for the first nine months a year ago. Sales for the first nine months of fiscal 2006 increased 14.9 percent to $532,981,000 versus $463,932,000 for the same period last year.

Net income and earnings per share for the fiscal 2005 periods have been restated to reflect a charge for stock option expense as a result of the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payments.” Prior to the restatement, net income and earnings per share were $16,154,000 and $0.50, respectively, for the quarter ended June 30, 2005 and were $44,142,000 and $1.36, respectively, for the nine months ended June 30, 2005.

In discussing the financial results for the quarter and nine months ended June 30, 2006, David M. Kelly, Chairman and Chief Executive Officer, stated:

“On a consolidated level, I am satisfied with the results for the quarter and our progress year-to-date. The Company reported higher sales and operating profit for the quarter and year-to-date periods principally as a result of the acquisition of Milso Industries Corporation (“Milso”) in July 2005, higher sales in several of our businesses, and cost structure initiatives.”

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“In our Memorialization businesses, sales and operating profit growth reflected the Milso acquisition and higher sales in our Bronze and Cremation segments. Despite the significant rise in bronze ingot costs during the quarter, operating profit for the Bronze segment benefited from higher sales and recent cost reduction initiatives.

Operating results in our Brand Solutions businesses reflected the benefits of continued sales growth in our Marking Products segment and cost structure improvements in our Graphics Imaging business. Operating profit also improved in the Merchandising Solutions segment during the most recent quarter.”

Mr. Kelly further stated, “In summary, we are beginning to see the benefits of some of the recent initiatives in our businesses, particularly the Casket and Merchandising Solutions businesses. However, we are in the early stages of these trends and still expect challenges in the near term. While we are still cautious about our results for the short term, we remain optimistic about our ability to achieve our objectives on a long-term basis.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.05 per share on the Company’s common stock for the quarter ended June 30, 2006. The dividend is payable August 14, 2006 to stockholders of record July 31, 2006.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

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MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Nine Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05
Sales	$181,804	$158,983	$532,981	$463,932
Operating Profit	30,523	26,604	82,002	71,605
Income before Taxes	28,375	25,182	76,066	68,820
Income Taxes	10,669	9,569	28,601	26,151
Net Income	$17,706	$15,613	$47,465	$42,669
Earnings per Share	$0.55	$0.49	$1.47	$1.32
Weighted Average Shares	32,295,130	32,165,372	32,332,168	32,371,644

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.